Exhibit 5.2

Writer’s Direct Dial: +44 (0) 207 614 2254

E-Mail: sovenden@cgsh.com

September 17, 2014

HSBC Holdings plc

8 Canada Square

London E14 5HQ

Ladies and Gentlemen:

We have acted as special English solicitors to HSBC Holdings plc, a public limited company incorporated under the law of England and Wales (the “Company”), in connection with the Company’s offering pursuant to a registration statement on Form F-3 (No. 333-180288) of U.S.$1,500,000,000 5.625% perpetual subordinated contingent convertible securities (callable January 2020 and every five years thereafter) (the “2020 Securities”) and U.S.$2,250,000,000 6.375% perpetual subordinated contingent convertible securities (callable September 2024 and every five years thereafter) (the “2024 Securities” and, together with the 2020 Securities, the “Securities”) to be issued under an indenture dated as of August 1, 2014 (the “Base Indenture”), among the Company, The Bank of New York Mellon, London Branch, as trustee (the “Trustee”), and HSBC Bank USA, National Association (“HSBC Bank USA”), as paying agent and registrar, as supplemented and amended by a first supplemental indenture dated as of September 17, 2014, with respect to the 2020 Securities (the “First Supplemental Indenture”), and a second supplemental indenture dated as of September 17, 2014, with respect to the 2024 Securities (the “Second Supplemental Indenture” and the Base Indenture, together with the First Supplemental Indenture or the Second Supplemental Indenture, as applicable, the “Indenture”), in each case among the Company, the Trustee and HSBC Bank USA, as paying agent, registrar and calculation agent. Such registration statement, as amended as of its most recent effective date (September 10, 2014), insofar as it relates to the Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), but excluding the documents incorporated by reference therein, is herein called the “Registration Statement.” The Securities are convertible into the Company’s ordinary shares of nominal value U.S.$0.50 each (the “Conversion Shares”).

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)

an executed copy of the Terms Agreement dated September 10, 2014 among the Company and the several underwriters named therein, which attaches and incorporates therein the Underwriting Agreement (the “Underwriting Agreement”);

(c)	an executed copy of the Base Indenture;

(d)	an executed copy of the First Supplemental Indenture;

(e)	an executed copy of the Second Supplemental Indenture;

(f)

the documents evidencing the Securities in global registered form, substantially in the form of Exhibit A to the forms of First Supplemental Indenture and Second Supplemental Indenture filed as Exhibit 4.1 and Exhibit 4.2, respectively, to the Company’s Form 6-K filed September 17, 2014 (the “Global Securities”); and

(g)

a certificate dated September 17, 2014 of the Secretary of the Company (the “Secretary’s Certificate”) having annexed thereto and certified as true, complete and up-to-date copies the following documents:

(i)	the Memorandum and Articles of Association of the Company;

(ii)	the resolution passed at the Meeting of the Company’s Board of Directors held on February 24, 2012 (the “Board Resolution”); and

(iii)	the resolutions of the Annual General Meeting of the Company dated May 23, 2014, as filed with the National Storage Mechanism (the “AGM Resolutions”).

In this opinion letter, the Terms Agreement, the Indenture and the Global Securities are referred to collectively as the “Transaction Documents” or each individually as a “Transaction Document.”

In rendering the opinions expressed below we have assumed and not verified:

(a)

the genuineness of all signatures, stamps and seals, the authenticity and completeness of all documents supplied to us and the conformity to the originals of all documents supplied to us as photocopies or facsimile or electronic copies;

(b)	that, where a document has been examined by us in draft, specimen or certificated form, it has been or will be executed in the form of that draft, specimen or certificate;

(c)

that each of the Transaction Documents has been or will be duly authorised, executed and delivered by each of the parties to such Transaction Documents (other than the Company) and each such party (other than the Company) has the power, capacity and authority to execute, deliver and perform its obligations contained in each of the Transaction Documents to which it is a party;

(d)	the absence of any other arrangements between any of the parties to any of the Transaction Documents which modify or supersede any of the terms of any of the Transaction Documents;

(e)

(i) the accuracy as to factual matters of each document we have reviewed, including, without limitation, the accuracy of the representations and warranties contained in the Underwriting Agreement other than those contained in Sections 1(a)(viii), 1(b)(iv), 1(c)(iii) or 1(c)(vi) and, (ii) the compliance by each of the parties thereto with their respective obligations under the Transaction Documents;

(f)

that no law of any jurisdiction outside England and Wales would render the execution, delivery, issue or performance of the terms of the Transaction Documents illegal or ineffective and that, insofar as any obligation under the Transaction Documents falls to be performed in any jurisdiction other than England and Wales, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

(g)

that any party or prospective party to the Transaction Documents which is subject to the supervision of any regulatory authority in the United Kingdom has complied and will comply with the requirements of such regulatory authority in connection with the offering and sale of the Securities;

(h)	that each of the parties to the Transaction Documents has fully complied with its obligations under all applicable money laundering legislation;

(i)

that the binding effect of the Transaction Documents on the parties thereto is not affected by duress, undue influence or mistake, and no document has been entered into by any of the parties thereto in connection with any unlawful activity;

(j)

that all consents, approvals, notices, filings and registrations which are necessary under any applicable laws or regulations (other than laws or regulations of the United Kingdom) in order to permit the execution, delivery or performance of the Transaction Documents have been or will be duly made or obtained;

(k)

that there are no provisions of the laws of any jurisdiction outside England and Wales that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England and Wales may be relevant to this opinion letter, such laws have been and will be complied with;

(l)

that, save for Article V (Subordination) of each of the First Supplemental Indenture and the Second Supplemental Indenture (and the corresponding provisions in the Global Securities), which are expressed to be governed by the law of England and Wales, each of the Transaction Documents constitutes legal, valid and binding obligations of each of the parties thereto enforceable in accordance with its terms under all applicable laws (including the laws of the State of New York, by which the Transaction Documents are expressed to be governed);

(m)

that the choice of the laws of England and Wales to govern Article V (Subordination) of each of the First Supplemental Indenture and the Second Supplemental Indenture (and the corresponding provisions in the Global Securities) was freely made in good faith by the respective parties and there is no reason for avoiding such choice on the grounds of public policy;

(n)

that each of the parties to the Transaction Documents has complied with all applicable provisions of Directive 2003/71/EC of the European Parliament, as amended (the “Prospectus Directive”) as it applies and as implemented in the United Kingdom, the Financial Services Act 2012, the Financial Services and Markets Act 2000, as amended (“FSMA”), and any applicable secondary legislation made under it with respect to anything done by any of them in relation to the Securities in, from or otherwise involving the United Kingdom (including Sections 19 (carrying on a regulated activity), 21 (financial promotion), 85 (public offers) and 118 (market abuse) of FSMA);

(o)

that the information relating to the Company disclosed by our searches on September 17, 2014 at Companies House at their website at www.companieshouse.gov.uk and by telephone at the Central Registry of Winding Up Petitions at the Companies Court in London in relation to the Company was then complete, up to date and accurate and has not since then been materially altered and that such searches did not fail to disclose any material information which had been delivered for registration but did not appear on the website or on the relevant file in London at the time of our search, and that such oral disclosures did not fail to disclose any material information or any petition for an administration order, dissolution or winding-up order in respect of the Company that has been presented in England and Wales;

(p)

that the Board Resolution, which authorises the entry into each of the Transaction Documents by the Company, was duly and validly passed, is a true record of the proceedings of the meeting, is in full force and effect and has not been amended, revoked or superseded;

(q)

that the AGM Resolutions, which authorises the directors of the Company to allot shares in the Company and to grant rights to subscribe for, or to convert any security into, ordinary shares up to an aggregate nominal amount of U.S.$2,250,000,000 in relation to any issue by the Company of contingent convertible securities that automatically convert into or are exchanged for ordinary shares in prescribed circumstances where the directors of the Company consider such an issue of contingent convertible securities would be desirable in connection with, or for the purposes of, complying with or maintaining compliance with the regulatory capital requirements or targets applicable to the Company and its subsidiary undertakings from time to time and otherwise on terms as may be determined by the directors of the Company, were passed, and were duly convened and held, and such AGM Resolutions are a true record of the proceedings at such meetings and are in full force and effect and have not been amended, revoked or superseded;

(r)

that each director of the Company has disclosed any interest which he may have in the transactions contemplated by each of the Transaction Documents in accordance with the provisions of the Companies Act 1985 and the Companies Act 2006 and the Articles of Association of the Company, and that none of the relevant directors of the Company have any interest in such transactions except to the extent permitted by the Articles of Association of the Company;

(s)

that the execution and delivery of each of the Transaction Documents by the Company and the exercise of its rights and performance of its obligations thereunder will (i) materially benefit the Company and that the directors of the Company acted in good faith and in the interests of the Company in approving each of the Transaction Documents and the transactions contemplated thereby; and (ii) will not conflict with, or result in a breach of, or constitute a default under, or result in the creation of any mortgage, charge or security interest upon any property or assets of the Company or its subsidiary undertakings under (A) any agreement to which it is a party or to which any of its properties may be subject or (B) any existing applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court, having jurisdiction over the Company or its subsidiary undertakings or any of its properties;

(t)	that any limit on borrowings to which the Company is subject has not been exceeded, and that the entry into the Transaction Documents will not cause any such limit on borrowings to be exceeded; and

(u)	that the Conversion Shares will be delivered to the purchasers in accordance with the terms of, the Indenture and therefore will not be issued at less than their nominal value.

Based on the foregoing, and subject to the further qualifications and limitations set forth below, it is our opinion that:

1. The Company has been duly incorporated in and registered as a public limited company under the laws of England and Wales. A search of the records of the Registrar of Companies as made public through the www.companieshouse.gov.uk website on September 17, 2014 and an oral enquiry made to the Central Registry of Winding up Petitions at the Companies Court at approximately 10:30 AM BST on September 17, 2014 revealed no petition, order or resolution for the winding up of the Company and no petition for, and no notice of appointment of, a receiver or administrator, provided that:

(a)

the searches with Companies House referred to above are not conclusively capable of revealing whether or not (i) a winding up order has been made in respect of a company or a resolution passed for the winding up of a company, or (ii) an administration order has been made in respect of a company, or (iii) a receiver, administrative receiver, administrator or liquidator has been appointed in respect of a company, since notice of these matters might not be filed with Companies House immediately and, when filed, might not be made available through the website or entered on the files of Companies House relating to insolvency details with respect to the relevant company immediately. In addition, such searches are not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented; and

(b)

the enquiry at the Central Registry of Winding up Petitions at the Companies Court referred to above relates only to a compulsory winding up and is not capable of revealing conclusively whether or not a winding up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made. We have not made enquiries of any County Court as to whether a petition for the appointment of an administrator has been presented to, or an administration order has been made by, any County Court against the Company.

2. The Company has taken all necessary corporate action to authorize the execution, delivery and performance of the Global Securities and the Company has validly executed and delivered the Global Securities.

3. The Company has taken all necessary corporate action to authorize the execution and delivery of each of the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, and the Company has validly executed and delivered each of the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture.

4. The obligations under Article V (Subordination) of each of the First Supplemental Indenture and the Second Supplemental Indenture (and the corresponding provisions in the Global Securities), expressed to be governed by the laws of England and Wales constitute valid, binding and enforceable obligations of the Company.

5. The Conversion Shares have been duly authorized and will be validly allotted, issued, fully paid and non-assessable; and the Conversion Shares are not subject to the preemptive rights of any shareholder of the Company under the Articles of Association of the Company and the Companies Act 2006.

The opinions set out above are limited to the law of England and Wales in force as at the date of this opinion letter, as currently applied by the courts in England and Wales, and are given on the basis that this opinion letter will be governed by and construed in accordance with the law of England and Wales.

We hereby consent to the incorporation by reference of this opinion in the Registration Statement and the use of our name in the prospectus constituting a part of the Registration Statement and the prospectus supplement dated September 10, 2014 related to the Securities under the heading “Legal Opinions.” In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Simon Ovenden
Simon Ovenden, a Partner